Rino International Corporation Announces Capital Raise of $100 Million

DALIAN, China Dec. 2 /PRNewswire -- Rino International Corp (Nasdaq: RINO - News) has entered into definitive agreements with several institutional investors for a direct placement of approximately $100 million of common stock at a price of $30.75 per share. In addition to the issuance of the common shares, Rino International will issue to each investor two warrants exercisable for common shares worth up to approximately an additional $78.5 million in the aggregate with an exercise price of $34.50 per share. The Series A warrants expire on June 2, 2010 and are immediately exercisable. The Series B warrants expire on December 3, 2010 and are exercisable beginning on June 3, 2010.

As previously disclosed, Rino International anticipates that the proceeds from this transaction will be used for general corporate purposes and working capital requirements.

The shares and warrants are being offered by Rino International pursuant to a shelf registration statement declared effective by the Securities and Exchange Commission as of November 25, 2009 and an automatically effective amendment to that registration statement dated December 2, 2009.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM - News), acted as the exclusive placement agent for the transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from the SEC's website at http://www.sec.gov.

ABOUT RINO INTERNATIONAL

We are an industrial technology-based environmental protection and remediation company based in China.  Specifically, through our subsidiaries and controlled affiliates in China, we are engaged in the business of designing, manufacturing, installing and servicing wastewater treatment and exhaust emission desulphurization equipment principally for use in China's iron and steel industry, and anti-oxidation products and equipment designed for use in the manufacture of hot rolled steel plate products.  All of our products are custom-built for specific project installations, and we execute supply contracts during the design phase of our projects.  Our products are all designed to reduce industrial pollution, energy utilization, or both.